Exhibit 11

                  SWIFT TRANSPORTATION CO., INC. & SUBSIDIARIES

                Schedule of Computation of Net Earnings Per Share
                    (in thousands, except per share amounts)


                                                   Year Ended December 31,
                                               ---------------------------------
                                                 2000         1999         1998
                                               -------      -------      -------

Net earnings                                   $52,601      $66,831      $55,511
                                               =======      =======      =======
Weighted average shares:
  Common shares outstanding                     63,204       64,079       64,005

  Common equivalent shares issuable upon
    exercise of employee stock options             858        1,211        1,245
                                               -------      -------      -------

Diluted weighted average shares                 64,062       65,290       65,250
                                               =======      =======      =======

Basic earnings per share                       $   .83      $  1.04      $   .87
                                               =======      =======      =======

Diluted earnings per share                     $   .82      $  1.02      $   .85
                                               =======      =======      =======